Exhibit 10.13
AMENDING AGREEMENT

THIS AGREEMENT made as of the 25th day of October, 2007.

BETWEEN:

HOLMAN/SHIDLER INVESTMENT CORPORATION, TRUSTEE

(hereinafter called the “Landlord”)

OF THE FIRST PART

- and -

THERMADYNE WELDING PRODUCTS CANADA, LTD.

(hereinafter called the “Tenant”)

OF THE SECOND PART
- and -

THERMADYNE HOLDING CORPORATION

(hereinafter called the “Guarantor”)

OF THE THIRD PART
WHEREAS:

A.	By a lease dated the 11th day of August, 1988 (the “Lease”), the Landlord as landlord leased to Palco Welding Products of Canada, Ltd. certain lands and premises (the “Premises”) now municipally known as 2070 Wyecroft Road, Oakville, Ontario, Province of Ontario for and during a term (the “Term”) of fifteen (15) years commencing on the 11th day of August, 1988 and expiring on the 31st day of August, 2003.

B.	Pursuant to articles of amendment dated September 26, 1988, Palco Welding Products Canada Ltd. changed its name to Thermadyne Welding Products Canada Limited.

C.	By a Continuing Lease Guaranty annexed as Exhibit “C” to the Lease (the “Guaranty”), Palco Acquisition Company provided a guarantee of all of the covenants, obligations and liabilities of the Tenant under the Lease.

D.	Pursuant to articles of amendment dated September 12, 1988 Palco Acquisition Company changed its name to Thermadyne Industries, Inc. Pursuant to articles of amendment dated September 24, 1993 Thermadyne Industries, Inc. changed its name to TDII Company. Pursuant to articles of amendment dated January 18, 1994 TDII Company changed its name to Thermadyne Holdings Corporation.

E.	Pursuant to a lease amending agreement made as of March 18, 2003 (the “Lease Amending Agreement”) between the Landlord, the Tenant and the Guarantor, the Original Term of the Lease was extended for a five (5) year period, expiring August 31, 2008.

F.	Pursuant to a Surrender Agreement (the “Surrender Agreement”) made as of July, 2007 between the Landlord, the Tenant and the Guarantor effective 5:00 p.m. June 28, 2007, the Landlord and the Tenant surrendered that portion of the Premises consisting of the vacant lands legally described as being Part of Block I, Plan 844 designated as Part 4, Plan 20R-17250 and Part of Block K, Plan 844 designated as Part 2, Plan 20R-17250, Town of Oakville, Regional Municipality of Halton (the “Surrendered Premises”) with the Guarantor executing to confirm the Guaranty remained in full force and effect notwithstanding the surrender of the Surrendered Premises.

G.	The Lease, as amended by the Lease Amending Agreement and the Surrender Agreement, is hereinafter collectively the “Lease”.

H.	Any capitalized terms used herein, and not defined herein, shall have the same meanings as attributed thereto in the Lease.
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TWO DOLLARS ($2.00) and the mutual covenants and agreements herein contained the parties hereto agree with each other as follows:
1.	The parties hereto hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.
2.	The Lease shall be amended from and after the date hereof as follows:
(a)	The Lease Term is extended for a period of seven (7) years (the “Second Extension Period”) to be computed from the 1st day of September, 2008, and to be fully completed and ended on the 31st day of August, 2015, upon the same terms and conditions as are contained in the Lease save and except as otherwise set out in this Agreement;

(b)	Section 3.1 shall be amended by the addition of the following:

“The Base Monthly Rent payable during the Second Extension Period shall be as follows:

With respect to the period commencing September 1, 2008, and ending August 31st, 2009, Two Hundred and Sixty-Seven Thousand Nine Hundred and Five Dollars Canadian ($267,905.00) per annum payable in equal monthly instalments of ($22,325.41) each, based upon a rate of Five Dollars and Fifty Cents Canadian ($5.50) per annum of the rentable area of the building (the “Building”) located on the Leased Premises.

For the period commencing September 1, 2009 and ending August 31, 2010, Two Hundred and Eighty Thousand Eighty-Three Dollars Canadian ($280,083.00) per annum payable in equal monthly instalments of Twenty-Three Thousand Three Hundred and Forty Dollars and Twenty-Five Cents Canadian ($23,340.25) each, based upon a rate of Five Dollars and Seventy-Five Cents Canadian ($5.75) per annum of the rentable area of the Building.

For the period commencing September 1, 2010 and ending August 31, 2011, Two Hundred and Eighty Thousand Eighty-Three Dollars Canadian ($280,083.00) per annum payable in equal monthly instalments of Twenty-Three Thousand Three Hundred and Forty Dollars and Twenty- Five Cents Canadian ($23,340.25) each, based upon a rate of Five Dollars and Seventy-Five Cents Canadian ($5.75) per annum of the rentable area of the Building.

For the period commencing September 1, 2011 and ending August 31, 2012, Two Hundred and Ninety-Two Thousand Two Hundred and Sixty Dollars Canadian ($292,260.00) per annum payable in equal monthly instalments of Twenty-Four Thousand Three Hundred and Fifty Five Dollars Canadian ($24,355.00) each, based upon a rate of Six Dollars Canadian. ($6.00) per annum of the rentable area of the Building.

For the period commencing September 1, 2012 and ending August 31, 2013, Two Hundred and Ninety-Two Thousand Two Hundred and Sixty Dollars Canadian ($292,260.00) per annum payable in equal monthly instalments of Twenty-Four Thousand Three Hundred and Fifty Five Dollars Canadian ($24,355.00) each, based upon a rate of Six Dollars Canadian. ($6.00) per annum of the rentable area of the Building.

For the period commencing September 1, 2013 and ending August 31, 2014, Three Hundred and Four Thousand Four Hundred and Thirty-Eight Dollars Canadian ($304,438.00) per annum payable in equal monthly instalments of Twenty-Five Thousand Three Hundred and Sixty Nine Dollars and Eighty-Three Cents Canadian ($25,369.83) each, based upon a rate of Six Dollars and Twenty-Five Cents Canadian. ($6.25) per annum of the rentable area of the Building.

For the period commencing September 1, 2014 and ending August 31, 2015, Three Hundred and Four Thousand Four Hundred and Thirty-Eight Dollars Canadian ($304,438.00) per annum payable in equal monthly instalments of Twenty-Five Thousand Three Hundred and Sixty Nine Dollars and Eighty-Three Cents Canadian ($25,369.83) each, based upon a rate of Six Dollars and Twenty-Five Cents Canadian. ($6.25) per annum of the rentable area of the Building.

The Landlord and Tenant acknowledge and agree that for the purposes of calculating Base Monthly Rent, the rentable area of the Building shall be deemed to be 48,710 square feet.”

(c)	Section 5.5 “Parking Lot Improvements” shall be added to the Lease as follows:

“5.5 Parking Lot Improvements. The Landlord agrees, (on a one time basis only), to reimburse the Tenant for the costs incurred by the Tenant toward the replacement of the asphalt driveway and parking lot at the Leased Premises in accordance with plans and specifications (the “Plans”) approved by the Landlord (the “Parking Lot Improvements”) to a maximum reimbursement of Seventy Thousand Dollars ($70,000.00) (inclusive of Other Taxes), in accordance with the following provisions, after the last of the following shall occur:
(i)	the Parking Lot Improvements, having been completed in accordance with the Plans and the provisions of the Lease and to the reasonable satisfaction of the Landlord;

(ii)	delivery by the Tenant to the Landlord of:
(A) an itemized list of all contractors, subcontractors and material and service suppliers that did work or provided material or services in connection with the Parking Lot Improvements;
(B) (1) a statutory declaration from the Tenant’s general contractor, each of its subcontractors and each of the material and service suppliers that they have been paid in full (accompanied by copies of paid invoices evidencing payment), that the statutory lien periods have expired and that each has no further claim with respect to the Parking Improvements, as well as a clearance certificate from each that all assessments under the Workers Compensation Act have been paid in full, (2) copies of all required governmental permits for the Parking Lot Improvements, (3) an itemized list detailing the Tenant’s actual cost of the Parking Improvements;
(C) a statutory declaration from the Tenant stating that all accounts for work, services and materials with respect to or in connection with the Parking Lot Improvements have been paid in full (accompanied by copies of paid invoices evidencing payment), that the statutory lien periods have expired and that no construction or any other liens have been or may be claimed with respect to the Parking Lot Improvements and that all assessments under the Workers Compensation Act have been paid in full.
The Landlord shall pay (a) Ninety per cent (90%) of the cost of the Parking Lot Improvements upon the satisfactory completion as determined by the Landlord of the items in (i) and (ii) set out above, and (b) the remaining Ten percent (10%) of the cost on expiry of all lien rights pertaining to the Parking Lot Improvements.”
(d)	Section 1.1(m) of the Lease is deleted and replaced with the following effective June 28, 2007:
“1.1(m) Leased Premises. The Term “Leased Premises” shall mean:
(i)	with respect to the period from the Commencement Date until June 27, 2007, the real property described in Exhibit A attached hereto including all improvements thereon;

(ii)	with respect to the period from and after June 28, 2007, the real property described as PIN 24849-0151 being Part of Block I, Plan 844 designated as Part 35, Plan 20R-4378, and Part of Block K, Plan 844 designated as Part 1, Plan 20R-4861, save and except Parts 2 and 4, Plan 20R-17250, Oakville, including all improvements thereon.”
(e)	Section 16.08 shall be deleted from the Lease and in its place shall be added the following:

“16.08 Excess Lands. At the option of the Landlord, the Landlord may require the Tenant at any time and from time to time, to surrender all or any part, at any time and from time to time, of that portion of the Leased Premises consisting of approximately 1.26 acres of unimproved land shown hatched in black on the sketch annexed hereto as Exhibit “E” (the “Excess Lands”), in accordance with the following. The exact dimensions and acreage of the part of the Excess Lands (the “Sale Portion”) to be surrendered from time to time is to be determined by the Landlord, with notice of the dimensions and acreage being given to the Tenant prior to any application for severance being submitted.

The Landlord shall be responsible at its sole cost and expense to prepare and submit any required application to the local Committee of Adjustment (or other appropriate Land Division Committee or other appropriate authority with jurisdiction) to obtain a severance of the Sale Portion, from the balance of the Leased Premises (the “Remainder Land”). The Landlord shall be responsible for the general co-ordination with respect to obtaining the severance for satisfying all conditions, dedications, payments or demands of any kind whatsoever imposed as a condition of obtaining a severance (collectively, the “Conditions”). If approval to the severance is given but any Conditions are attached respecting the Excess Lands or the Remainder Land, which the Landlord, in its absolute discretion, is not prepared to agree to, or if approval is given, but is appealed and the Landlord is not prepared to defend such appeal, then the Landlord may, notwithstanding any other provision contained in this Agreement or the Lease, not pursue the severance and in such event the Landlord shall have no liability to the Tenant pursuant to this provision. Notwithstanding any provision in this Agreement or the Lease to the contrary, the Landlord shall be entitled to withdraw or terminate any such application for severance at any time and in such event the Landlord shall have no liability to the Tenant pursuant to this provision. The Tenant hereby agrees to fully co-operate with the Landlord respecting such application and to execute (and consent where required) to such applications at the Tenant’s cost and expense. In addition to the foregoing, the Tenant acknowledges and agrees that, in connection with the development and use of the Sale Portion, the Landlord retains the right to install, maintain or grant the right to install or maintain cable, phone and other utility services in, on, over, under, through, along and upon the Remainder Lands and may grant easements or licenses to third parties with respect to same, provided that the Tenant’s use and enjoyment of the Remainder Lands is not materially affected. If required by the Landlord or a third party, the Tenant shall provide its written consent to any required easements or license as set out above.

In the event that the Landlord is successful in obtaining a severance for the Sale Portion, then: (i) the Sale Portion shall be removed from the Leased Premises effective as of the date of a successful closing of a sale of such Sale Portion or on such earlier date as the Landlord requests on not less than ten (10) days notice (the “Surrender Date”); and (ii) the Tenant and Landlord shall enter into a mutually acceptable surrender agreement whereby the Tenant surrenders to the Landlord vacant possession of the Sale Portion thereof effective as of the Surrender Date. Taxes and other costs, expenses and amounts payable under the Lease with respect to the Sale Portion shall be adjusted between the parties effective the Surrender Date and the Tenant shall comply with all of its other obligations under the Lease regarding the surrender of the Sale Portion.”
3.	From and after the date hereof, Schedule “A” attached to this Agreement shall be annexed to the Lease as Exhibit “E” and form an integral part of the Lease.

4.	Provided this Agreement is executed by both parties prior to November 12, 2007, the Base Monthly Rent payable with respect to the period commencing October 1, 2007 and ending August 31, 2008 shall be reduced from $23,340.21 per month to $22,325.42 per month during such period.

5.	The parties confirm that in all other respects the terms, covenants and conditions of the Lease remain unchanged, unmodified, and in full force and effect, except as modified by this Agreement.

6.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, as the case may be.

7.	This Agreement shall be construed in accordance with the laws of the Province of Ontario.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOLMAN/SHIDLER INVESTMENT CORPORATION, TRUSTEE
By:	[ILLEGIBLE] November 8, 2007
Name: [ILLEGIBLE]
Title: Vice President/Asst. Secretary

By:
Name:
Title:

THERMADYNE WELDING PRODUCTS CANADA, LTD.
By:	/s/ Betty Robertson
Name: Betty Robertson
Title: President & General Manager

By:
Name:
Title:

THERMADYNE HOLDING CORPORATION
By:	/s/ Terry Downes
Name: Terry Downes
Title: GVP Corporate Development

By:	/s/ Terry Downes
Name:
Title:

SCHEDULE “A”
Total: 1.26 acres of which .43 is part of right of way